Exhibit 99.1

Shake Shack Announces Second Quarter 2018 Financial Results
- Total Revenue Grew 27.3% to $116.3 Million -
- System-wide Year-Over-Year Unit Growth of 34% -
- Same-Shack Sales Increased 1.1% -

NEW YORK, NY (Business Wire) — August 2, 2018 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the second quarter ended June 27, 2018, a period that included 13 weeks.
Financial Highlights for the Second Quarter 2018:

▪	Total revenue increased 27.3% to $116.3 million.

▪	Shack sales increased 28.3% to $112.9 million.

▪	Same-Shack sales increased 1.1%.

▪	Operating income increased 10.9% to $13.0 million, or 11.2% of total revenue.

▪
Shack-level operating profit*, a non-GAAP measure, increased 25.5% to $31.8 million, or 28.2% of Shack sales. Excluding a one-time benefit to deferred rent related to certain historical leases with co-tenancy provisions, Shack-level operating profit would have been 27.5%.

▪	Net income increased 29.2% to $10.6 million and net income attributable to Shake Shack Inc. was $7.6 million, or $0.26 per diluted share.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 12.9% to $21.9 million.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 50.8% to $11.0 million, or $0.29 per fully exchanged and diluted share.

▪	Eleven system-wide Shack openings, comprising five domestic company-operated Shacks and six licensed Shacks.

* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income, and adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “We continue to deliver strong top and bottom line results as we execute our strategic growth plan. We delivered year-over-year revenue growth of 27%, including a 1.1% increase in same-Shack sales, and grew adjusted EBITDA by 13%.  These results were driven by the strength of both new and existing Shacks, as well as our focus and continued investment across our key digital initiatives and foundational infrastructure."
Garutti concluded, "Our development pipeline remains robust both domestically and across our international licensed regions. As of today, we’ve opened 12 new domestic company-operated Shacks so far this year, and remain on track to open 32 to 35 in 2018, although our opening schedule is heavily back-end weighted to the fourth quarter. We’re very excited about this class of Shacks and are looking forward to their contribution to our future sales growth. Our global license partners have opened 11 new Shacks to date, including our first Shack in Hong Kong, and we continue to expect 16 to 18 net new licensed Shacks for the year with continued growth in Asia. Additionally, digital innovation remains a key focus to better connect with our guests and enhance the Shake Shack experience, while delivering ongoing menu innovation and investing in our foundational infrastructure to execute on the significant long-term growth ahead."

Development Highlights
During the quarter, the Company opened five domestic company-operated Shacks, consisting of its first Shacks in North Carolina at Charlotte's Park Road Shopping Center; in Ohio at Pinecrest, Cleveland's premier shopping, dining, entertainment and residential development; and at the Staten Island Mall in New York; as well as additional Shacks in the existing markets of Orlando and Connecticut. The Company also opened six international licensed Shacks, consisting of its first Shack in Hong Kong at the Central IFC Mall, as well as additional Shacks in the existing markets of South Korea, Japan and the Middle East.

Location	Type	Opening Date
Seoul, South Korea — Central City	International Licensed	April 12
Orlando, FL — The Mall at Millenia	Domestic Company-Operated	April 13
Riyadh, KSA — Granada Center	International Licensed	April 26
Charlotte, NC — Park Road	Domestic Company-Operated	April 26
West Hartford, CT — West Hartford	Domestic Company-Operated	April 27
Hong Kong, China — Central, IFC Mall	International Licensed	May 1
Fujisawa, Japan — Terrace Mall Shonan	International Licensed	May 10
Osaka, Japan — Hanshin Umeda	International Licensed	June 1
Orange Village, OH — Pinecrest	Domestic Company-Operated	June 7
Fahaheel, Kuwait — Al Kout Mall	International Licensed	June 7
Staten Island, NY — Staten Island Mall	Domestic Company-Operated	June 10
Subsequent to the end of the quarter, the Company opened a Shack in Williamsburg, New York and a second Shack in Denver, as well as an international licensed Shack in London at Mansion House.
Second Quarter 2018 Review
Total revenue, which includes Shack sales and licensing revenue, increased 27.3% to $116.3 million in the second quarter of 2018, from $91.3 million in the second quarter of 2017. Shack sales for the second quarter of 2018 were $112.9 million compared to $88.0 million in the same quarter last year, an increase of $24.9 million, or 28.3%, due primarily to the opening of 25 new domestic company-operated Shacks, as well as same-Shack sales growth. Licensing revenue for the second quarter was $3.4 million, an increase of 2.1% from $3.3 million in the same quarter last year, due primarily to the opening of 20 new licensed Shacks, with strong performance in the Shacks throughout Asia, balanced by continued softness in the Middle East.
Same-Shack sales increased 1.1% for the second quarter of 2018 versus a 1.8% decline in the second quarter last year. The increase in same-Shack sales, consisted of a combined increase in price and sales mix of 3.7% offset by a 2.6% decrease in guest traffic. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For the second quarter of 2018, the comparable Shack base included 50 Shacks versus 37 Shacks for the second quarter of 2017.
Average weekly sales for domestic company-operated Shacks decreased to $89,000 for the second quarter of 2018 compared to $92,000 for the same quarter last year, primarily due to the addition of newer Shacks at a broader range of average unit volumes.
Operating income increased 10.9% to $13.0 million for the second quarter of 2018 from $11.7 million in the same quarter last year. Operating income margins decreased 170 basis points to 11.2%. Shack-level operating profit, a non-GAAP measure, increased 25.5% to $31.8 million for the second quarter of 2018 from $25.3 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 60 basis points to 28.2%. Excluding the impact from a one-time benefit to deferred rent related to certain historical leases with co-tenancy provisions, Shack-level operating profit would have been 27.5%. These decreases were primarily due to increased labor and related expenses resulting from ongoing increases in minimum wages, commissions paid as part of integrated delivery pilots and higher repair and maintenance costs related to some mature, high-volume Shacks. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $12.6 million for the second quarter of 2018 from $9.7 million in the same quarter last year. The increase was primarily due to the Company's investment across the business, particularly in the addition of headcount to support its ongoing growth initiatives. As a percentage of total revenue, general and administrative expenses increased to 10.8% for the second quarter of 2018 from 10.6% in the second quarter last year.
Net income attributable to Shake Shack Inc. was $7.6 million, or 6.5% of total revenue, for the second quarter of 2018, compared to $4.9 million, or 5.3% of total revenue, for the same period last year. Earnings per diluted share was $0.26 for the second quarter of 2018 compared to $0.19 for the same period last year.

Adjusted EBITDA, a non-GAAP measure, increased 12.9% to $21.9 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 240 basis points to 18.8% compared to 21.2% for the year ago period. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net income, a non-GAAP measure, increased 50.8% to $11.0 million, or $0.29 per fully exchanged and diluted share during the second quarter of 2018, compared to $7.3 million, or $0.20 per fully exchanged and diluted share during the second quarter of 2017. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Updated 2018 Outlook
For the fiscal year ending December 26, 2018, the Company is providing the following financial outlook:

▪	Total revenue between $446 million and $450 million.

▪	Licensing revenue between $12 million and $13 million.

▪	Same-Shack sales of 0% to 1% year over year.

▪	Between 32 and 35 new domestic company-operated Shacks to be opened in fiscal 2018.

▪	Between 16 and 18 net new licensed Shacks to be opened in fiscal 2018.

▪	Average annual sales volume for total domestic company-operated Shacks between $4.1 million and $4.2 million.

▪	Shack-level operating profit margin between 24.5% and 25.5%.

▪
General and administrative expenses between $49 million and $51 million, excluding approximately $6 million to $8 million of costs, across the remainder of this year and well into 2019, related to Project Concrete, the Company's enterprise-wide system upgrade initiative (vs. $4 million to $6 million).

▪	Depreciation expense between $31 million and $32 million (vs. approximately $32 million).

▪	Pre-opening costs of approximately $13 million (vs. $12.0 million to $13.0 million ).

▪	Interest expense of approximately $2.5 million (vs. $2.0 million to $2.2 million).

▪	Adjusted pro forma effective tax rate between 26% and 27%.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2018 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (866) 548-4713 or for international callers by dialing (323) 794-2093. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 1060393. The replay will be available until August 9, 2018.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.

“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 180 locations in 23 U.S. States and the District of Columbia, including 70 international locations including London, Hong Kong, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2018, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2017, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshack.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 27, 2018		June 28, 2017		June 27, 2018		June 28, 2017
Shack sales	$112,898	97.1%	$88,003	96.4%	$208,987	97.0%	$162,158	96.5%
Licensing revenue	3,384	2.9%	3,313	3.6%	6,411	3.0%	5,907	3.5%
TOTAL REVENUE	116,282	100.0%	91,316	100.0%	215,398	100.0%	168,065	100.0%
Shack-level operating expenses(1):
Food and paper costs	31,678	28.1%	24,712	28.1%	58,633	28.1%	45,886	28.3%
Labor and related expenses	29,732	26.3%	22,426	25.5%	56,419	27.0%	42,886	26.4%
Other operating expenses	12,281	10.9%	8,486	9.6%	23,040	11.0%	16,151	10.0%
Occupancy and related expenses	7,401	6.6%	7,043	8.0%	15,076	7.2%	13,219	8.2%
General and administrative expenses	12,587	10.8%	9,678	10.6%	24,396	11.3%	18,148	10.8%
Depreciation expense	6,968	6.0%	5,258	5.8%	13,466	6.3%	10,006	6.0%
Pre-opening costs	2,421	2.1%	1,876	2.1%	4,450	2.1%	4,291	2.6%
Loss on disposal of property and equipment	196	0.2%	100	0.1%	386	0.2%	113	0.1%
TOTAL EXPENSES	103,264	88.8%	79,579	87.1%	195,866	90.9%	150,700	89.7%
OPERATING INCOME	13,018	11.2%	11,737	12.9%	19,532	9.1%	17,365	10.3%
Other income, net	406	0.3%	198	0.2%	634	0.3%	393	0.2%
Interest expense	(613)	(0.5)%	(366)	(0.4)%	(1,178)	(0.5)%	(669)	(0.4)%
INCOME BEFORE INCOME TAXES	12,811	11.0%	11,569	12.7%	18,988	8.8%	17,089	10.2%
Income tax expense	2,240	1.9%	3,385	3.7%	3,438	1.6%	5,043	3.0%
NET INCOME	10,571	9.1%	8,184	9.0%	15,550	7.2%	12,046	7.2%
Less: net income attributable to non-controlling interests	2,967	2.6%	3,305	3.6%	4,438	2.1%	4,900	2.9%
NET INCOME ATTRIBUTABLE TO SHAKE SHACK INC.	$7,604	6.5%	$4,879	5.3%	$11,112	5.2%	$7,146	4.3%

Earnings per share of Class A common stock:
Basic	$0.27		$0.19		$0.41		$0.28
Diluted	$0.26		$0.19		$0.39		$0.27
Weighted-average shares of Class A common stock outstanding:
Basic	27,796		25,798		27,418		25,587
Diluted	28,754		26,312		28,288		26,133

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	June 27, 2018	December 27, 2017
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$30,879	$21,507
Marketable securities	$61,399	$63,036
Total assets	$536,735	$470,606
Total liabilities	$280,288	$246,127
Total equity	$256,447	$224,479

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 27, 2018	June 28, 2017	June 27, 2018	June 28, 2017
SELECTED OPERATING DATA:
Same-Shack sales growth	1.1%	(1.8)%	1.3%	(2.1)%
Shacks in the comparable base	50	37	50	37

Shack system-wide sales(1)	$169,582	$133,847	$315,849	$249,275

Average weekly sales
Domestic company-operated	$89	$92	$85	$89

Shack-level operating profit(2)	$31,806	$25,336	$55,819	$44,016
Shack-level operating profit margin(2)	28.2%	28.8%	26.7%	27.1%

Adjusted EBITDA(2)	$21,874	$19,378	$38,040	$31,550
Adjusted EBITDA margin(2)	18.8%	21.2%	17.7%	18.8%

Capital expenditures	$18,646	$11,854	$36,364	$24,986

Shack counts (at end of period):
System-wide	179	134	179	134
Domestic company-operated	100	75	100	75
Domestic licensed	10	9	10	9
International licensed	69	50	69	50

(1)
Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.

(2)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 27, 2018	June 28, 2017	June 27, 2018	June 28, 2017
Operating income	$13,018	$11,737	$19,532	$17,365
Less:
Licensing revenue	3,384	3,313	6,411	5,907
Add:
General and administrative expenses	12,587	9,678	24,396	18,148
Depreciation expense	6,968	5,258	13,466	10,006
Pre-opening costs	2,421	1,876	4,450	4,291
Loss on disposal of property and equipment	196	100	386	113
Shack-level operating profit	$31,806	$25,336	$55,819	$44,016

Total revenue	$116,282	$91,316	$215,398	$168,065
Less: licensing revenue	3,384	3,313	6,411	5,907
Shack sales	$112,898	$88,003	$208,987	$162,158

Shack-level operating profit margin	28.2%	28.8%	26.7%	27.1%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	June 27, 2018	June 28, 2017	June 27, 2018	June 28, 2017
Net income	$10,571	$8,184	$15,550	$12,046
Depreciation expense	6,968	5,258	13,466	10,006
Interest expense, net	613	347	1,171	630
Income tax expense	2,240	3,385	3,438	5,043
EBITDA	20,392	17,174	33,625	27,725

Equity-based compensation	1,303	1,285	2,740	2,534
Deferred rent	(361)	302	(292)	527
Loss on disposal of property and equipment	196	100	386	113
Executive and management transition costs(1)	248	517	248	651
Project Concrete(2)	77	—	316	—
Costs related to relocation of Home Office(3)	19	—	1,017	—
ADJUSTED EBITDA	$21,874	$19,378	$38,040	$31,550

Adjusted EBITDA margin	18.8%	21.2%	17.7%	18.8%

(1)
For the thirteen and twenty-six weeks ended June 27, 2018, represents fees paid in connection with the search for the Company's open executive and key management positions, and other transition costs, including related equity-based compensation. For the thirteen and twenty-six weeks ended June 28, 2017, represents fees paid to an executive recruiting firm and a non-recurring signing bonus paid upon the hiring of the Company's chief financial officer.

(2) Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(3) Costs incurred in connection with the Company's relocation to a new Home Office, which is comprised of: (i) $326 of duplicative non-cash deferred rent, (ii) $672 net loss on the sublease of the Company's prior Home Office, including the write-off of certain fixed assets and (iii) $19 of administrative costs.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands, except per share amounts)	June 27, 2018	June 28, 2017	June 27, 2018	June 28, 2017
Numerator:
Net income attributable to Shake Shack Inc.	7,604	4,879	11,112	7,146
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	2,967	3,305	4,438	4,900
Executive and management transition costs(2)	248	517	248	651
Project Concrete(3)	77	—	316	—
Costs related to relocation of Home Office(4)	19	—	1,017	—
Tax effect of change in tax basis related to the adoption of ASC 606	—	—	(311)	—
Income tax expense(5)	47	(1,432)	(199)	(1,753)
Adjusted pro forma net income	$10,962	$7,269	$16,621	$10,944

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	28,754	26,312	28,288	26,133
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	9,144	10,869	9,452	10,977
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,898	37,181	37,740	37,110

Adjusted pro forma earnings per fully exchanged share—diluted	$0.29	$0.20	$0.44	$0.29

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of non-controlling interests and the recognition of net income attributable to non-controlling interests.

(2)
For the thirteen and twenty-six weeks ended June 27, 2018, represents fees paid in connection with the search for the Company's open executive and key management positions, and other transition costs, including related equity-based compensation. For the thirteen and twenty-six weeks ended June 28, 2017, represents fees paid to an executive recruiting firm and a non-recurring signing bonus paid upon the hiring of the Company's chief financial officer.

(3) Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(4) Costs incurred in connection with the Company's relocation to a new Home Office, which is comprised of: (i) $326 of duplicative non-cash deferred rent, (ii) $672 net loss on the sublease of the Company's prior Home Office, including the write-off of certain fixed assets and (iii) $19 of administrative costs.

(5)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 16.7% and 19.2% for the thirteen and twenty-six weeks ended June 27, 2018, respectively, and 39.9% and 38.3% for the thirteen and twenty-six weeks ended June 28, 2017, respectively. Amounts include provisions for U.S. federal and certain state and local income taxes, assuming the highest statutory rates apportioned to each applicable state and local jurisdiction.